EXHIBIT 10.3
Letter Agreement
April 17, 2008
Martha Stewart
Dear Martha:
I write with respect to that certain Location Rental Agreement (the “Agreement”) by and between Martha Stewart Living Omnimedia, Inc. (“MSLO”), a Delaware corporation, and you, entered into as of September 17, 2004, which Agreement was extended by a letter agreement between you and MSLO dated September 12, 2007.
It has been agreed that the parties will continue to negotiate an Intangible Asset License Agreement, which will replace the Agreement. The Intangible Asset License Agreement will require MSLO to pay an increased fee to you in connection with the use of your properties (the “Properties”), among other things. As a good faith gesture to you during the on-going negotiation of the Intangible License Agreement, MSLO agrees to pay you $100,000 (the “Payment”), which Payment will be credited against any amount that may be due to you during 2008 under the Intangible Asset License Agreement if such Intangible Asset License Agreement is executed. If the Intangible Asset License Agreement is not executed prior to March 31, 2009 or if either party, upon 30 days’ written notice to the other at an earlier date after December 31, 2008 (and prior to execution of such Intangible Asset License Agreement) terminates its negotiations concerning such Intangible Asset License Agreement (under such circumstances, March 31, 2009 or such earlier date, the “Repayment Trigger”), and in either case, unless the parties do not reach another agreement with respect to the matters, you shall repay the Payment to MSLO within 30 days of the Repayment Trigger..
MSLO looks forward to continued good faith negotiations with you regarding the Intangible Asset License Agreement. MSLO considers the Payment a payment to allow for continued access to the Properties pending the finalization and execution of the Intangible Asset License agreement. The Payment shall not be construed as the satisfaction of any other obligations MSLO or you have to the other party under any other agreement or arrangement. Nothing contained herein shall in any way compromise the rights of the parties with respect to future negotiations and/or prior agreements or arrangements.
Please acknowledge your understanding and acceptance of these terms by executing below where indicated and returning a copy to us.
Best regards,
/s/ Susan Lyne
Susan Lyne
Chief Executive Officer
Agreed to, acknowledged and accepted:
/s/ Martha Stewart
Martha Stewart